Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.0001 per share, of LexinFintech Holdings Ltd., a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 3, 2018.

JD.com, Inc.	By:	/s/ Richard Qiangdong Liu
	Name:	Richard Qiangdong Liu
	Title:	Chairman of the Board of Directors and Chief Executive Officer

JD.com E-Commerce (Technology)
Hong Kong Corporation Limited	By:	/s/ Pang Zhang
	Name:	Pang Zhang
	Title:	Director

JD.com Asia Pacific Investment Limited	By:	/s/ Pang Zhang
	Name:	Pang Zhang
	Title:	Director

Richard Qiangdong Liu	/s/ Richard Qiangdong Liu

Various Ample Limited	By:	/s/ Richard Qiangdong Liu
	Name:	Richard Qiangdong Liu
	Title:	Director